MEDTRONIC, INC.

Offer to Exchange

1.25% Contingent Convertible Debentures,
Series B due 2021
(“New Debentures”) and an Exchange Fee

for

1.25% Contingent Convertible

Debentures due 2021
(“Old Debentures”)
CUSIP Nos. 585 055 AA 4 and 585 055 AB 2

THE EXCHANGE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 12, 2005, UNLESS EXTENDED BY MEDTRONIC, INC.

December 14, 2004

To Our Clients:

      Enclosed for your consideration is a preliminary prospectus, dated December 14, 2004 (as amended or supplemented from time to time, the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer by Medtronic, Inc. (the “Company”) to exchange (the “Exchange Offer”) $1,000 in principal amount of our 1.25% Contingent Convertible Debentures, Series B due 2021 (the “New Debentures”) and an exchange fee of $2.50 per $1,000 principal amount of New Debentures, for each $1,000 in principal amount of our 1.25% Contingent Convertible Debentures due 2021 (the “Old Debentures”) held by the registered holders thereof (the “Holders”). An aggregate of up to $1,973,146,000 principal amount of New Debentures will be exchanged for up to a like amount of Old Debentures.

      Old Debentures accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Thus, holders of Old Debentures whose Old Debentures are accepted in the exchange will not receive any payment in respect of accrued but unpaid distributions on those Old Debentures through the date of consummation of the Exchange Offer. The New Debentures will bear interest from the last interest payment date on which interest was paid on such Old Debentures.

      This material is being forwarded to you as the beneficial owner of the Old Debentures held by us for your account but not registered in your name. A tender of such Old Debentures may only be made by us as the holder of record and pursuant to your written instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Debentures held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Debentures on your behalf in accordance with the provisions of the Exchange Offer.

      The Exchange Offer will expire at midnight, New York City Time, on January 12, 2005, unless extended by the Company.

      Any Old Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date. New Debentures will not be issuable in exchange for Old Debentures so withdrawn. Any permitted withdrawal of Old Debentures may not be rescinded, and any Old Debentures properly withdrawn will afterwards be deemed not validly tendered for purposes of the Exchange Offer.

      Withdrawn Old Debentures may, however, be re-tendered by again following one of the appropriate procedures described in the Prospectus at any time before the Expiration Date.

      Your attention is directed to the following:

1. The Exchange Offer is subject to certain conditions set forth in the section titled “The Exchange Offer—Conditions to the Exchange Offer,” in the Prospectus.

2. Any transfer taxes incident to the transfer of Old Debentures from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

3. The Exchange Offer expires at midnight, New York City Time, on January 12, 2005, unless extended by the Company.

      If you wish to have us tender your Old Debentures, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Debentures.

Very truly yours,

2

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

       The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Medtronic, Inc. (the “Company”) with respect to the Old Debentures of the Company. This will instruct you to tender the Old Debentures indicated below (or, if no number is indicated below, all Old Debentures) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

1.25% Contingent Convertible Debentures due 2021

$                    (Aggregate Amount of Old Debentures)

[ ] Please do not tender any Old Debentures held by you for any account.

Dated:

Signature(s):

Print name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Area Code and Facsimile Number(s):

Tax Identification or Social Security Number(s):

My Account Number(s) with you:

      None of the Old Debentures held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, we will tender all of the Old Debentures held by us for your account unless we receive specific contrary instructions.

3